Exhibit 99.8

Consent to be Named as a Director Nominee

In connection with the filing by Noble Finco Limited of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named as a nominee to the board of directors of Noble Finco Limited in the Registration Statement and any and all amendments and supplements thereto. I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments and supplements thereto.

Dated: March 9, 2022

/s/ Ann D. Pickard
Name: Ann D. Pickard